Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
Jon Harmon +1 312.496.1593
jharmon@heidrick.com

Heidrick & Struggles Announces Leadership Changes

•	Chief Financial Officer succession: Mark R. Harris to assume CFO role March 31, 2018

•	Michael Cullen named to new Chief Operating Officer role

•	Ron Lumbra named Managing Partner, Centers of Excellence

•	Rebecca Foreman Janjic named GPMP for Global Technology & Services Practice

CHICAGO, February 5, 2018 – Heidrick & Struggles (Nasdaq: HSII), a premier provider of executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services globally, announces several changes to its leadership team to drive growth and operating excellence.

“These leadership changes are an integral step within our firm’s growth strategy,” said Krishnan Rajagopalan, President and Chief Executive Officer, Heidrick & Struggles.

CFO succession

Mark R. Harris joins the firm and will succeed Richard W. Pehlke as Chief Financial Officer when Pehlke retires March 31, 2018. Harris had been CFO at Hercules Capital, a publicly traded business development company, with responsibility for the finance, accounting, operations, treasury, legal and investor relations. Hercules saw a significant increase in earnings per share and total shareholder return during Harris’ tenure. Formerly, Harris was the Senior Managing Director/Head of Asia, Chief Financial Officer and Head of Asset Management of Avenue Capital Group’s Asia funds with peak assets under management of nearly $4.5 billion. Earlier he had been Corporate Financial Controller at Hutchison Telecom, a NYSE-listed telecommunications company based in Hong Kong, with offices globally. Previously, he had been Vice President - Finance as well as General Manager for both the Financial Shared Services and Human Resources Solutions lines of business at Vsource in Singapore, a Business Process Outsourcing company. Harris has a bachelor’s degree in Business Administration from California Polytechnic State University, San Luis Obispo, an MBA from the University of Chicago’s Booth School of Business, and is an active Certified Public Accountant in the state of California.

“Rich has provided strong financial leadership, earning the respect of our investors and colleagues throughout the firm. I want to wish Rich the best in his upcoming retirement and thank him for his nearly seven years of service to the firm. Rich and Mark will partner together to ensure a smooth transition,” Rajagopalan said. “We are excited to have Mark join our team, as he brings a wealth of global experience and accomplishment in guiding growing enterprises at each stop of his career.”

COO role established

Michael Cullen is named Chief Operating Officer with responsibility across the enterprise for IT, Marketing, Practice operations and the Knowledge Management Center, as well as for the leadership of Executive Search across the firm’s three global regions: Europe and Africa, Asia Pacific and the Middle East, and the Americas. Previously, he had been Global Practice Managing Partner for the firm’s Global Technology & Services Practice where he will continue to be a strategic talent adviser for a select group of companies.

“Mike will drive growth and operating efficiency, while more closely aligning support functions with our Executive Search and Heidrick Consulting businesses,” Rajagopalan said. “A consistently high performing consultant who understands clients’ changing needs in a data-driven world, Mike will strengthen the commitment to excellence in our operating management.”

Managing Partner – Centers of Excellence role established

Ron Lumbra becomes the Managing Partner for the firm’s Centers of Excellence, responsible for the Functional Practices and the Private Equity Practice within Executive Search, the firm’s Strategic Accounts, and H Labs, the enterprise-wide product development function delivering rigorous, validated diagnostics for the firm’s client teams. Previously, Lumbra had been Regional Leader, Americas.

“Ron brings proven leadership to a new role responsible for several units that transcend practice and geography. We look for him to enhance our Functional Practices and to further develop the high-growth potential of our Private Equity and Strategic Accounts teams. He will also be responsible for the scaling of our analytics capabilities providing our clients with data-driven and actionable insights,” said Rajagopalan.

Janjic succeeds Cullen as head of Global Technology & Services Practice

Rebecca Foreman Janjic becomes Global Managing Partner for the firm’s Global Technology & Services Practice, succeeding Cullen. Based in the San Francisco office, Janjic also co-leads the firm’s Big Data & Analytics specialty practice. Her own executive search work focuses on recruitment of C-suite and VP- level executives within software, internet, and technology services companies.

“Rebecca has deep experience throughout the technology industry and a passion for helping clients succeed in fast-changing environments,” Rajagopalan said. “She also has a strong record for innovation within the firm and will help drive our continued growth in an increasingly vibrant sector.”

About Heidrick & Struggles:

Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world’s top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

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